Exhibit 99


UNIVERSAL CORPORATION                                      NEWS
P.O. Box 25099                                             Phone:  (804)359-9311
Richmond, VA 23260                                         Fax:    (804)254-3584


Contact:                                                        Release:
KAREN M. L. WHELAN                                              IMMEDIATELY
(804)359-9311



         RICHMOND, Va., Dec. 3 /PRNewswire/ -- The Board of Directors of Universal Corporation (NYSE: UVV - news) today declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Universal common stock.

         Henry H. Harrell, Chairman and Chief Executive Officer of Universal Corporation, stated: "The Rights are designed to assure that all of Universal's shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to guard against abusive tactics to gain control of Universal without paying all shareholders a premium for that control. The Rights are not being adopted in response to any specific takeover threat, but are a response to the general takeover environment. These Rights will replace Universal's existing Rights Plan, which expires in February 1999."

         The Rights are intended to enable all Universal shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire the Company to negotiate with the Board prior to attempting a takeover.

         The Rights will be exercisable only if a person or group acquires 15% or more of Universal's common stock or announces a tender offer the consummation of which would result in ownership by a person or group of 15% or more of the common stock. Each Right will entitle shareholders to buy one two-hundredth of a share of a series of junior participating preferred stock at an exercise price of $110.00.

         If a person or group acquires 15% or more of Universal's outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then-current exercise price, a number of Universal's common shares having a market value of twice such price. In addition, if Universal is acquired in a merger or other business combination transaction after a person has acquired 15% or more of the Company's outstanding common stock, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

         Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors.

         The Board of Directors is also authorized to reduce the 15% thresholds referred to above to not less than 10%.

         The dividend distribution will be made on February 13, 1999, payable to shareholders of record on that date, and is not taxable to shareholders. The Rights will expire on February 13, 2009.

         Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on June 30, 1998 were approximately $4.3 billion.